Cancer Genetics Announces Agreement in Principle to Acquire The Assets of Response Genetics, Inc. and Its Strong Franchise In Solid Tumor Molecular And Genomic Testing,

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Response Genetics’ Los Angeles clinical lab and facility will allow Cancer Genetics to expand its national sales and service footprint and serve a broader customer base while adding immediate revenue from both clinical and biopharma customers

•	The transaction is expected to add an additional $10 to $12 million in revenue to CGI over the next year and is expected to close in early October

RUTHERFORD, N.J., August 10, 2015 (Globe Newswire) -- Cancer Genetics, Inc. (Nasdaq:CGIX; “CGI” or “The Company”), an emerging leader in DNA-based cancer diagnostics, announced today that it has entered into an agreement in principle (the “Agreement”) to act as a “stalking horse” and acquire substantially all the assets and operations of Los Angeles based Response Genetics, Inc. (OTCQB:RGDX). As part of the transaction, the Response Genetics has filed a voluntary petition under chapter 11 of the Bankruptcy Code in the Delaware Bankruptcy Court (“Court).
Response Genetics has an established core business in solid tumor molecular diagnostics, particularly in lung cancer, colorectal cancer and melanoma that help determine a patient’s response to cancer therapy. The combined entity will have significant expertise in both solid and hematological cancers; have a national geographic and sales footprint, and be able to serve larger customers, healthcare groups and biopharma companies. The combined company will have an industry leading biomarker and genomic portfolio in 8 of the 10 most prevelant cancers, including an FDA-approved test for tumors of unknown origin, TOO™, which Response Genetics acquired from Pathwork Diagnostics.
Response Genetics’ 27,000 sq. ft. CLIA-certified and CAP-accredited laboratory located in Los Angeles, California has performed oncology diagnostic testing for over 3,000 unique physician, laboratory and hospital sites across the United States. In 2014, the company was awarded the multi-year ALCHEMIST Trial contract, with the National Cancer Institute (NCI), focused on biomarker-based treatment for lung cancer. Cancer Genetics plans to develop RGI’s Los Angeles facility into a center of excellence in solid tumors, with a particular emphasis on lung cancer once the purchase is finalized.
The acquisition will allow Cancer Genetics to serve Response Genetics clients and fulfill contracts with both biopharma customers and clinical ordering sites, primarily throughout the Western, and Southeastern United States. These biopharma clients, which include the NCI ALCHEMIST trial, add to Cancer Genetics’ existing client base. Response Genetics provides CGI with an immediate opportunity to offer existing clients an expanded test menu in solid tumors as well as an FDA approved, and Medicare reimbursed test for tumors of unknown origin. Upon closure of the transaction, the Company expects that the joint clinical sales force will have national reach and be among one of the largest oncology-focused clinical sales groups in molecular diagnostics.
“The proposed acquisition of Response Genetics represents a unique opportunity for CGI and our shareholders by furthering our mission to impact cancer diagnosis and treatment globally,” said Panna Sharma, CEO of Cancer Genetics. “The combined company will have significant revenue, operating and service synergies, allowing CGI to provide the most complete, oncology-focused molecular diagnostics services to clients across the country. Our company will be uniquely positioned to lead this segment of the rapidly evolving and high-growth oncology market.“
Response Genetics is expected to contribute an additional $10 to $12 million to CGI in revenue over the next 12 months. CGI anticipates this transaction, upon close, to more than double CGI’s clinical revenue base and add an additional $6 million in contracted revenue with biopharma customers and projects. The agreement calls for CGI to acquire the assets and ongoing operations of Response Genetics for approximately $14 million, which will include $7 million in cash and $7 million in CGI common stock.

The asset purchase agreement constitutes a "stalking horse bid" in a sale process being conducted under Section 363 of the U.S. Bankruptcy Code.  As part of the sale process, Cancer Genetics, Inc. stalking horse bid is subject to higher or better offers, as other interested parties will have an opportunity to submit competing bids. As the "stalking horse bidder," CGI will be entitled to a break-up fee and expense reimbursement if it ultimately does not prevail as the successful bidder at a subsequent auction for Response Genetics’ assets.  CGI’s role as a stalking horse bidder, and the sale itself, are subject to approval by the Delaware Bankruptcy Courts. The agreement in principle remains subject to finalization within seven days of the Response Genetics’ commencement of its chapter 11 case. In addition, the agreement is proposed to be subject to the satisfaction of a number of closing conditions, including Bankruptcy Court approval and the absence of certain material adverse events. No assurance can be given that the sale will be consummated on the anticipated terms, or at all.

Cancer Genetics will provide additional information on Response Genetics, the capabilities, and the potential transaction during CGI’s earnings call on Tuesday, August 11th . Additional information about the potential transaction may be found in the Form 8-K being filed with the SEC by Response Genetics today, as well as the Form 10-Q being filed by the Company this afternoon.
About Cancer Genetics
Cancer Genetics Inc. is an emerging leader in DNA-based cancer diagnostics. Our tests target difficult to diagnose hematological, urogenital and HPV-associated cancers. They are designed to guide the prognosis and treatment of these cancers with the goal of improving outcomes for patients. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute.

We also offer a comprehensive range of oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals and biopharmaceutical companies. Our state-of-the-art reference labs are CLIA certified and CAP accredited in the US and have licensure from several states including New York State.

About Response Genetics
Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.
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Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that the transaction will not close or, if it closes, will not realize the currently anticipated benefits, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company’s Form 10-K for the year ended December 31, 2014 and 10-Q for the quarter ended March 31, 2015 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

Media Relations Contact:
Marie Michellod
Cancer Genetics, Inc.
201-776-1983
Media@cgix.com

Investor Relations
Hans Vitzthum
LifeSci Advisors, LLC.
212-915-2568
hans@lifesciadvisors.com